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                             WACHOVIA CORPORATION
                   Computation of Earnings Per Comon Share

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                                                                                                                      EXHIBIT 11


                                                    Three Months Ended                       Nine Months Ended
                                                        September 30                            September 30
                                                 --------------------------             ------------------------------
                                                   1994              1993                 1994                  1993
                                                 --------          --------             --------              --------


PRIMARY (in thousands,
  except per share amount)


Average common shares outstanding                 170,874           172,632              171,204               172,511
Dilutive common stock options -
  based on treasury stock method
  using average market price                        1,141             1,591                1,180                 1,618
Dilutive common stock awards -
  based on treasury stock method
  using average market price                           82                77                   78                    71
                                                 --------          --------             --------              --------

Average primary shares outstanding                172,097           174,300              172,462               174,200
                                                 ========          ========             ========              ========

Net income                                       $137,992          $124,407             $396,932              $369,098
                                                 ========          ========             ========              ========

Per share amount                                 $    .80          $    .71             $   2.30              $   2.12


FULLY DILUTED (in thousands,
  except per share amount)

Average common shares outstanding                 170,874           172,632              171,204               172,511
Dilutive common stock options -
  based on treasury stock method
  using higher of period-end market
  price or average market price                     1,141             1,859                1,180                 1,891
Dilutive common stock awards -
  based on treasury stock method
  using higher of period-end market
  price or average market price                        82                85                   78                    85
Convertible notes assumed converted                   604               838                  624                 1,418
                                                 --------          --------             --------              --------

Average fully diluted shares
  outstanding                                     172,701           175,414              173,086               175,905
                                                 ========          ========             ========              ========

Net income                                       $137,992          $124,407             $396,932              $369,098
Add interest on convertible notes
  after taxes                                         127               167                  393                   777
                                                 --------          --------             --------              --------

Adjusted net income                              $138,119          $124,574             $397,325              $369,875
                                                 ========          ========             ========              ========

Per share amount                                 $    .80          $    .71             $   2.30              $   2.10


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